DESCRIPTION OF NON-GAAP FINANCIAL MEASURES
We use the term Special items as a non-GAAP measure to describe items that impacted a period’s net income and the statement of operations for which investors may want to give special consideration due to their magnitude, nature or both. We do not use the term non-recurring because while some of these items are special because they are unusual and infrequent, others may recur in future periods.
We use Adjusted Earnings before interest, taxes, depreciation and amortization or the term Adjusted EBITDA as a non-GAAP measure to show profitability in our continuing, central business activities, without regard for the effects of special items, capital structure or tax structure, which may be helpful in analyzing trends or making comparisons to other companies that have different capital or tax structures. Other companies may refer to this measure using the term Operating income before depreciation and amortization (OIBDA). Adjusted EBITDA is an accrual based measure that has the effect of excluding quarter-to-quarter variances that are caused by changes in working capital. Adjusted EBITDA does not represent the residual cash flow available for discretionary expenditures, as mandatory debt service requirements and other non-discretionary expenditures are not deducted from the measure. It is also not intended to be used as a replacement for the GAAP measures of Operating income or Cash flows provided by operating activities. Rather it is intended to provide additional information to enhance the understanding of CenturyLink’s GAAP financial information, and it should be considered by investors in addition to, but not in substitution for, the GAAP measures.
We use the term Adjusted free cash flows as a non-GAAP measure to show profitability in our continuing, central business activities, without regard for the effects of special items or tax structure, but with effect for capital expenditures in the period. Other companies may use this same term, but calculate it in a different manner. Adjusted free cash flows does not represent the residual cash flow available for discretionary expenditures, as mandatory debt service requirements and other non-discretionary expenditures are not deducted from the measure. It is also not intended to be used as a replacement for the GAAP measures of Operating income or Cash flows provided by operating activities. Rather it is intended to provide additional information to enhance the understanding of CenturyLink’s GAAP financial information, and it should be considered by investors in addition to, but not in substitution for, the GAAP measures.
We use the term Adjusted diluted EPS as a non-GAAP measure that excludes both special items and certain non-cash expense items that arise as a result of the application of business combination accounting rules to our major acquisitions since mid-2009. It is not intended to be a liquidity measure. We believe it is especially useful when comparing earnings attributable to shares of our common stock for periods immediately before and after our major acquisitions. Because we had multiple major acquisitions over just a few years, we began presenting this measure in 2011 to show that while the significant decrease in our Diluted earnings per share, a GAAP measure, was largely due to the effect of applying business combination accounting rules, even after controlling for that variable the trend of results of the business attributable to a share of our common stock was steadily downward. Although the downward trend has mitigated since 2011, we have continued to present this measure on a consistent basis since that time. We are aware of several other companies that use this same term, but calculate it in a different manner.